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                  ORDER OF ADMINISTRATION ENTERED WITH RESPECT TO
                             CARRIER 1 UK LIMITED

         LUXEMBOURG, 13-FEBRUARY-2002 - Carrier1 International S.A. (the "Company") (Neuer Markt: CJN, NASDAQ: CONE) announced today that Gareth Hughes and Michael Rollings of Ernst & Young LLP have been appointed by the High Court as joint administrators of its wholly owned subsidiary Carrier 1 UK Limited. The petition was made by Carrier 1 UK Limited.

         Carrier 1 UK Limited sought an order for administration in anticipation that this would allow either the survival of Carrier 1 UK Limited and the whole or any part of its undertaking as a going concern or a more advantageous realization of Carrier 1 UK Limited's assets than would be effected in a winding up. There can be no assurance that the order for administration will achieve such purposes.

         The Company expects that its other subsidiaries will file for similar or insolvency proceedings in their respective jurisdictions shortly and, in many cases, this week. The Company announced yesterday that it has petitioned the Luxembourg court requesting admission to a GESTION CONTROLEE (controlled management) proceeding.

         As at February 5, 2002, the Company and its subsidiaries, on a consolidated basis, had approximately $88.9 million of cash and cash equivalents, restricted cash and available for sale securities. A substantial portion of this amount, however, is held by the Company's subsidiaries and is not available to the Company. As of the same date, the Company, on a stand-alone basis (i.e., unconsolidated), had approximately $33.9 million of cash and cash equivalents, restricted cash and available-for-sale securities.

ENQUIRIES
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Ernst & Young +44 20 7951 4348

FORWARD-LOOKING STATEMENTS
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          Some of the statements contained in this release discuss future expectations or state other forward-looking information, including the effect of the appointment of an administrator or the filing of proceedings by the Company's subsidiaries, and the outcome of these and the Company's proceedings, the expected filing by the Company's other subsidiaries and the availability to the Company of its subsidiaries' cash and cash equivalents, restricted cash and available for sale securities. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual situation to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, these so-called forward-looking statements can be identified by words like "may", "will", "should", "expects", "plans", "anticipates", "believes",
"estimates", "predicts", "potential" or "continue" or the negative of those words and other comparable words. These statements only reflect the prediction of Carrier1. Consequently, such forward-looking statements should be regarded solely as Carrier1's plans, estimates and beliefs at the date made. Carrier1 does not undertake, and specifically declines, any obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any events or circumstances that occurred or may occur after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.